Introduction
                        Definition
                        Examples
                        Acceptable Gifts
                        Preferential Treatment
                        Holding Another Job
                        Using Bank Property
                        Stealing or Breaking the Law
                        Confidentiality
                        Personal Finances
                        Borrowing or Lending Money
                        Conduct

                        Introduction:
                        Earning the trust and confidence of our customers, investors and fellow employees is a responsibility that each of us shares. That means every director, officer and employee has an obligation to comply with our Code of Ethics and with laws and regulations that apply to our industry. The Code of Ethics is a set of general principles and therefore, must be used together with your good judgment. If ever you are unsure about whether you are properly following the Code or if a rule is unclear or ambiguous, you are urged to consult with your management or with the executive management of Bank One Corporation.

                        Take responsibility for making sure those around you follows the Code of Ethics too. If you believe a director, fellow employee or manager is violating the Code, you must report it. Discuss it with your manager or with an executive officer or director. Doing so should not be considered an act of disloyalty, but an action that shows your sense of responsibility and fairness to other employees, our customers and shareholders. You also help safeguard the reputation and assets of Bank One. Additionally, reporting violations of the Code is necessary because in some cases, failure to report an illegal act by another person is itself a criminal act for which you could be prosecuted. back to top
                            Definition:
                            "Conflict of Interest" occurs in any situation in which you are unable to remain impartial or maintain objectivity in choosing between the interests of your company and the interests of yourself or others. A conflict of interest also takes place when you or a member of your immediate family can benefit, directly or indirectly from a relationship with a supplier, a customer, a competitor or other person or company who deals with Bank One. If you become involved in a situation that might cause a conflict or even the appearance of a conflict, immediately tell you manager or an appropriate member of Bank One management. In many cases, just disclosing the situation alone may eliminate the conflict. back to top
                        Examples of conflict of interest:
                        Gifts or special treatment from customers or suppliers By law, you're not allowed to ask for or receive "anything of value" from a customer, supplier, director, fellow employee, other person or company, if the intention is to influence or reward any business decision or transaction involving Bank One.
                        A "business transaction" includes awarding business to a supplier, extensions of credit, underwriting transactions, investment advice, trust matters, checking accounts and any other transactions involving customers and suppliers. And the rules apply to both before and after a particular transaction is discussed or completed.

                        It is important to remember that the Bank Bribery Act applies to both the person who received the thing of value, as well as to the person who offers it. A violation of the Bank Bribery Act can result is substantial penalties, fines and/or imprisonment.
                        Do not accept "Anything of Value"
                        The definition of "anything of value" includes (and is not limited to) lavish or expensive gifts, including the use of vacation homes, hunting lodges, villas, hotel accommodations, airplane fares or other travel expenses. Gifts of cash in any amount are not acceptable. The most important rule of thumb about gifts is: Always decline any gift, regardless of value, if it appears to or is intended to influence decisions you make for Bank One.

                        Acceptable gifts
                        There are some gifts, favors or entertainment that you may accept under certain circumstances:
                        Meals and Entertainment
                        You may occasionally accept meals, refreshments and other entertainment from a supplier, customer, attorney or vendor, if they are of reasonable value and the purpose of the meeting is to discuss business matters. Entertainment of reasonable value (like attending a local football game) is also acceptable, if it is a normal business practice generally offered to other customers, suppliers or vendors.
                        "Nominal" Gifts
                        You may occasionally accept small gifts or favors of nominal value offered as advertising or promotional material (e.g. pens, note pads, calendars). But remember, it is not acceptable to take a gift or favor even of nominal value, if it is in direct relationship with a business decision or transaction and the gift is used to exert special influence over you. Gifts of nominal value are not allowed if they are given on a regular basis. Over time, that would qualify as "lavish and expensive." If you receive a gift and are unsure if it qualifies as one of "nominal value," immediately consult with your senior management official, since circumstances vary.
                        Personal Gifts
                        You may accept gifts of nominal value when they are related to recognizing special occasions; such as graduation, promotion, new job, wedding, retirement or holiday. It is also acceptable, if a gift is given based on an obvious family or close personal relationship and is unrelated to the business involved between the individuals.
                        Gifts Rewarding Service or Accomplishment
                        If you receive a gift from a civic, charitable or religious organization specifically because of your service or accomplishment, you may accept it.
                        Discounts or Rebates
                        You may take advantage of any discount on banking services or products, if they are the standard discounts offered to all employees (except better loan terms for directors and executive officers.) Also, you may accept discounts or rebates on merchandise or services you buy for yourself from a customer or supplier, only if they are the same as those offered to other customers or suppliers.
                        If someone sends you a gift that does not comply with the rules stated here and you were not able to decline it personally, report it to your senior management for direction about what to do with it. back to top Preferential treatment in transactions
                        It is a conflict of interest, if in making banking or business decisions for the company; you favor the interests of certain customers, suppliers or fellow employees over what would be standard practice or accepted policy for the general public. Here are some examples of conflict involving "preferential treatment" you should avoid:
                        Better Loan Terms
                        Directors and executive officers of Bank One
                        Corporation, its state holding companies and its banks, may not receive preferential interest rates, terms or waived fees on any kind of extension of credit from any Bank One bank. This includes credit cards. Other employees may receive better loan terms, but only if they are standard discounts to all employees.
                        Personal Involvement in a Business Deal
                        You can only be a supplier or get involved in buying or leasing real estate or personal property; which involves Bank One. For example (if Bank One owns, leases or finances) if the following applies:
                        The transaction complies with the law,
                        especially laws about insiders.
                        Terms of the transaction are not more favorable than those available to the general public.
                        The entire transaction has been disclosed to and approved by your CEO or other designated source of approval.

                        Special Treatment Because You Know Someone
                        You cannot give special treatment to a director, fellow employee, customer or supplier because of your personal relationship with that individual.
                        Giving Legal or Tax Advice
                        Giving tax, legal or certain kinds of financial advice often presents a conflict of interest. In addition, federal laws prohibit us from giving some types of advice. Yet, many employees are often asked by their customers for these services. You should avoid giving advice, unless it is an inherent part of your job; such as financial counseling a commercial lender or trust officer would engage in. And generally, you should not give tax advice or financial advice that you are not both qualified and authorized to provide. Only employees specifically licensed or otherwise authorized should give advice about registered securities within the limits of industry regulations.
                        When you need to refer a customer to an attorney, tax expert, accountant, stockbroker, real estate or insurance agent, be sure you furnish a bank-authorized list of several individuals. This avoids the appearance of favoritism or potential influence over the decision of the customer.
                        Remember the basic rule of Conflict of Interest: You should not personally benefit (or appear to benefit) from a referral. back to top
                        Holding another job outside of Bank One
                        Yes, you may have another job or own a business outside Bank One. But, full-time employees must get prior written approval from their senior manager, CEO or Board of Directors to do so. Since, it is common for many part-time employees to hold an additional job, it is more practical for those employees to get approval from their direct supervisors. In both cases, the following issues are considered before the approval is given:
                        Is there a conflict of interest?
                        Will it adversely affect Bank One?

                        Using bank property for personal use
                        You cannot use property for personal benefit, without prior written approval from your senior management, CEO or board of Directors. An example is using bank facilities, personnel and postage to reproduce flyers for a college reunion or taking a bank camera on a personal vacation.
                        If club membership fees or dues are paid by Bank One, you must pay for the cost of the personal (not business) use of the club. Expenses cannot be charged to Bank One, unless they are for Bank One business purposes. back to top
                        The consequences of stealing or breaking the law
                        As a Bank One director or employee, you must comply with all laws and regulations, including those specific to our industry. You could lose your job or face consequences for violation of laws. If you specifically violate any applicable banking industry laws; such as check-kiting, embezzlement, accepting or making fraudulent statements, making fictitious loans, you will lose your job and in many cases, suffer the consequences of criminal prosecution. In fact, numerous federal and state laws make it a crime to defraud or steal from a Bank One bank or other company. This could result in substantial fines and many years of imprisonment.
                        Among other things, these laws prohibit:
                        Taking any money, funds, credits, assets, securities, software or other property from the bank, including embezzlement or misappropriation of funds.
                        Taking gifts, favorable treatment, bribes or anything of value; in conjunction with general business decisions or banking transactions.
                        Making false entries in accounting records, reports, financial statements or other documents. Again, you can expect severe consequences for any fraudulent or illegal activity, either related or unrelated to banking, that you might get involved in while you are an employee or director of Bank One.


                        Your obligation to keep things confidential
                        It is your responsibility to safeguard information you have about Bank One, its customers, suppliers, shareholders and employees. Examples of this kind of information include knowledge of a financial condition of a company, of a person, the status of prospect of a business deal which might take place or even the fact that an individual does business with Bank One. Also, it might include internal correspondence, computer passwords, codes of software and reports written by regulatory agencies. This kind of proprietary (Bank One-owned or controlled) information, must not be released to anyone outside Bank One who doesn't need to have the information in order to perform his or her duties.
                        "Insider Information" What Is It?
                        Some kinds of confidential information are called "insider information." If you improperly use or share "insider information," you are breaking the law. Insider information is the kind of information which could affect the judgment of investors who might buy, sell or hold Bank One stock or the stock another company. Also, insider information is that which can influence the market price of the stock.
                        Some examples include: Information about potential acquisitions, earnings estimates, dividend increases or decreases, expected competitive advantages, upcoming litigation, extraordinary management changes or other activities. The rule against giving out insider information also extends to information you may have about other companies, loans, investments or trust and asset management activities. For that reason, trust of asset management personnel can't have access to the credit files of Bank One companies which make loans and leases or even discuss these activities with other employees serving those customers.
                        Avoid an "insider" conflict if you buy stock
                        To avoid even the appearance of impropriety, it's best for employees who plan to purchase Bank One stock or securities (especially those with access to insider information) to wait to make those purchases; until after the market has had enough time to react to the release of annual or quarterly financial reports. But employees can buy stock on a regular basis through the Employee Stock Purchase Plan or Dividend Reinvestment Program without concern for timing those purchases.
                        In general, all employees and directors should be extremely careful about discussing any of the company's activities with outsiders. Especially, with shareholders and others who do not have a right to that information; before it's made available to the general public. This extends to any insider information you may have about other companies' activities as a result of serving as that customer's lender, trust officer, investment banker, etc.

                        Managing your personal finances ethically
                        You should always make sure that your personal finances are handled responsibly. For example, you must avoid overdrafts, late payment of your bills, misuse of your bank accounts, kiting checks or involvement in risky or speculative transactions that could jeopardize your financial situation. There are also some special guidelines for investing in other businesses. As an employee, unless you have prior written permission from your CEO, you can't invest directly or indirectly:
                        The stock or business of a competitor, supplier or customer; unless that company's supplier of customer are publicly traded on a stock exchange or in the over the counter market.
                        A company, business or other investment
                        opportunity made available to you by a customer or supplier of Bank One.
                        Any company or business where your ownership would be 10% or more.

                        Rules about borrowing & lending money
                        Borrowing is an essential function of our company. But, as a director or employee; you must be careful how you conduct personal borrowing or lending activities. Following the guidelines here will prevent conflicts of interest, as well as make sure you do not break any federal laws.
                        Employees and directors should not borrow from a Bank One customer or borrow personally from each other. You also should not co-sign, endorse or assume liability for borrowings of any customer;
                        except if it's a member of your family, such as co-signing your daughter's student loan.
                        The exception is when a loan from the Bank One customer is a normal credit purchase made on terms that are not preferential. For instance, if the owner of a retail appliance store is a Bank One customer and you purchase a television there; you could finance the television just as any other customer would be permitted to do.
                        Borrowing from family members is considered a personal matter and isn't covered by the Code. Directors and executive officers of Bank One Corporation, its banks and its state holding companies, are subject to limitations of Regulation "O." Those directors and executive officers, as well as any lending officers making loans to them, are responsible for understanding and complying with Regulation "O." This is a federal regulation that covers lending to directors, executive officers and their businesses or other interests.

                        You can get specific information about Regulation "O" from Bank One legal counsel, your chief credit officer or the Bank One compliance staff. As described in the Conflict of Interest section, directors and executive officers are not permitted to receive preferential interest rates, terms or waived fees on any kind of loan, including credit cards, from a Bank One bank.

                        Conducting yourself on & off the job
                        Your personal conduct, on and off the job, should always reflect favorably both on yourself and the company. In general, your personal and financial affairs should:
                        Respect the personal and property rights of others.
                        Comply with the personnel policies of your specific Bank One Company; which are explained in the company personnel manual. This includes use, possession or sale of alcohol or illegal drugs, your personal appearance and your conduct when dealing with fellow employees, customers and suppliers.
                        Not present a conflict of interest with another employee that would limit your authority or credibility as a manager.
                        Not limit your ability to perform your job, limit teamwork with co-workers or limit the willingness of customers to do business with you.
                        Ethical personal conduct involves a spirit of fairness. So, as a Bank One employee or director, you should not make derogatory remarks or engage in negative behavior with respect to competitors, customers or suppliers.

                        Make The Workplace Free From Offense or Discrimination Ethical personal conduct, on and off the job, also means you should not discriminate in any way on the basis of race, color, religion, sex, age, national origin, veteran status, handicap, marital status, disability, sexual orientation or any other bias prohibited by federal, state or local law.
                        In addition, an employee should not engage in any form of harassment. Harassment has the intent or effect of creating an intimidating, hostile or offensive work environment. It can include verbal, nonverbal, physical gestures or abuse.
                        An Example of Harassment is Sexual Harassment
                        Sexual harassment can include unwanted physical toughing, pushing or rubbing or physical assault. It's also important to understand that many kinds of non-physical behavior sometimes thought to be harmless can actually constitute sexual harassment. Examples include suggestive comments of a sexual nature, sexual innuendo, propositions, sexual jokes, whistling or obscene gestures.
                        Good judgment dictates that you must avoid risks and complications that arise from becoming involved in intimate relationships with other employees. It is especially important, in fact, it is mandatory; that those relationships be avoided between supervisors and subordinates. This prevents the appearance or presence of sexual harassment that may evolve from these relationships, as well as actual or perceived favoritism between the supervisor and subordinate.
                        In general, illegal discrimination and harassment of any kind can cause you to lose your job. Therefore, every employee has an ethical obligation to refrain from these activities. Bank One should always be maintained as a business environment free from illegal discrimination, sexual harassment or other kinds of intimidating or offensive behavior.

                        Reporting Harassment
                        As soon as possible, you should report incidents of sexual or other harassment to your personnel director, employee relations area or other senior officer within Bank One. Your report will be investigated with confidentiality and you will be protected from retaliation. Specifics about the policy and the handling of complaints are spelled out in the Personnel Policy Manual or in the Bank One intranet site HR Connection under Policies.

                        Where to go with a question or concern
                        This Code of Ethics is only intended to be a set of general principles. It's always best to ask when you aren't sure or when you have a question about interpreting the Code. Start with your senior manager of Human Resources/Personnel manager or consult with your legal department, compliance department or executive management.

                        Who Administers the Code?
                        If you need an explanation or you want to know if a provision of the Code applies to a particular situation, contact your Human Resources or Personnel Manager. If an interpretation or special clarification of this Code is needed, consult the General Counsel of Bank One Corporation in Columbus, Ohio or the General Counsel of your state holding company. The General Counsel of Bank One Corporation is responsible for overseeing the Code, including issuing revisions, guidelines, interpretations or other materials. Any significant events or issues surrounding the Code are to be reported to the Board of Directors by the CEO of Bank One Corporation. The Bank One Corporation Board of Directors must approve amendments to this Code.


                        Last updated March 02, 2000
                        Copyright c 2000 BANK ONE CORPORATION. All copy and images.